Exhibit 4.15

Consultation Service Supplemental Agreement

咨询服务补充协议

This “Consultation Service Supplemental Agreement” (referred to as “Supplemental Agreement”) is entered into by and between Reto Eco-Solutions, Inc.(NASDAQ: RETO) (referred to as “Company or Party A”) and Geniusland International Capital Ltd., a company incorporated in the British Virgin Islands (referred to as “Consultant or Party B”), on December 29, 2021.

本“咨询服务补充协议”(简称“补充协议”)由Reto Eco-Solutions, INC,(纳斯达 克上市代码：RETO)(简称“公司或甲方”)与 Geniusland International Capital Ltd 一家注册于BVI公司(简称“顾问或乙方”)于2021年12月29日签署

According to the "Consulting Service Agreement" signed by both parties on January 23, 2021, the following supplementary agreements have been reached through friendly negotiation:

根据甲乙双方于2021年1月23日签署“咨询服务协议”经友好协商达成如下补 充协议

I.	Term of the Supplemental Agreement t: The term of this agreement is from December 29, 2021 to March 28, 2022.

本补充协议期限：自2021年12月29日起,至2022年3月28日终止。

IL	Liability and Obligations of the Consultant or Party B

顾问或乙方的责任义务

1.	Assist the Company in planning and implementing future development plans to promote the Company's long-term growth and create value for shareholders.

协助公司策划和执行未来发展计划，以促进公司的长期增长，为股东创造价 值

2.	Provide the Company's board of directors and management with all consultations in the benefit of the company's development (such as business opportunities and risk assessment, company internal control, etc.).

为公司董事会和管理层提供一切有利于公司发展的咨询(比如商机与风险的 评估、公司内控等)。

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3.	Assist the Company in finding strategic partners at home and abroad, and assist the Company in negotiating specific contracts, as well as providing consulting services for the Company's mergers and acquisitions.

协助公司在海内外寻找战略合作伙伴，并协助公司商谈具体合同，以及为公司的 兼并收购提供咨询服务

4.	Cooperate with the Company's internal and external professional consultants to ensure the Company, as a U.S. listed company, is in consistence with all laws, regulations and rules applicable to the Company.

与公司内部和外部专业顾问合作确保公司作为一家美国上市公司符合全部适用 于公司的法律、法规和规则

5.	Identify potential merger and acquisition targets for the Company, and provide necessary business analysis, evaluation and due diligence for the target company according to the Company's requirements, and provide the Company with consulting services on specific mergers and acquisitions matters or transactions.

为公司物色潜在的兼并收购对象，并根据公司的要求针对目标公司提供必要的业 务分析、评估以及尽职调查，同时向公司提供特定兼并收购事项或交易的顾问服 务。

III.	Party B's Remuneration

乙方的报酬

As a consideration for the Consultant to provide the consulting services described in this Agreement, the Company agrees to pay the Consultant remuneration in the following manner:

作为顾问提供本协议描述的咨询服务的对价,公司同意按以下方式向顾问支付报 酬：

1.	Instead of the cash fee for providing services to the Company, the Consultant shall be paid the consultant service fee of five hundred thousand shares of the Company's common stocks, each share with a par value of US$0.001, which refer to the restricted shares under the Securities Act of 1933 (as amended from time to time), of which the lock-up period for 500,000 restricted shares is 6 months, valued at 70% of the closing price on the day before the signing date per share. These shares must be issued to the Consultant at one time and the Company must cause such shares to be issued to the Consultant. All shares will be deemed to have been paid in full for services already incurred after they are issued (i.e., all consideration and services have been provided).

本协议支付顾问50万股的公司的普通股，每股面值为0.001美元带有1933年 证券法（经不时修订）下的限制性股票作为顾问服务费用，取代顾问给公司提 供服务的现金费用，50万限制性股票的锁股期为6个月，该股票每股单价按 签字日前一天收盘价70%计入成本。该等股票须被一次性发行给顾问且公司 须促使该等股票被发行给顾问。所有股票在发行后即被视为已全额支付顾问 已经提供的服务（全部对价已被提供）。

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2.	The above-mentioned five hundred thousand shares of the Company's restricted common stocks shall be issued to Party B and deemed fully-paid on the day when the Company and the Party B sign this agreement. Party A must ensure the completion of legend removal on the expiration of the restricted date of such shares. If the shares issued to Party B cannot be successfully removed of any restrict legend on time after the expiry date due to Party A's reason, Party A should pay Party B cash compensation, which is equivalent to the average share price of the five trading days after the expiry date multiplied by the number of shares.

上述50万股公司的普通股限制性股票须在本补充协议签署后予以发行给乙 方。甲方须确保该等股票限制性日期到期后会顺利解禁，如由于是甲方原因 导致发行给乙方的股票到期后无法按时顺利解禁，甲方将按照到期日前五个 交易日股票平均价格乘以股数给予乙方支付现金赔偿。

IV.	Relationship between Two Parties

双方关系

1.	Both parties understand that the Consultant is not an employee or representative of the Company, and this Agreement does not constitute any employment relations or partnership. The company will not deduct any federal and state income tax, social security tax, unemployment tax, and labor insurance from the Consultant's income, which shall be reported and paid by the Consultant to the government.

双方明白，顾问并非公司的职员或代表，本协议不构成任何有关雇主和员工 的关系或者合伙关系。公司不会从顾问的收入中扣除任何联邦及州的所得税、 社会安全税、失业税以及劳工保险，所有这一切将由顾问自己向政府上报和 支付

2.	Before obtaining the Company's written consent in advance, the Consultant has no right to sign any agreement, contract or letter of intent and other legal documents on behalf of the Company.

在没有得到公司事先书面同意之前，顾问无权代表公司对外签署任何协议、 合同或意向书等法律文书。

3.	Since the following services require relevant licenses, the Company understands that the Consultant does not provide: (a) legal opinions; (b) accounting services; (c) financial services; or (d) brokerage services limited by any federal or state securities laws in the United States.

由于以下服务需要相关准入执照，故公司理解顾问不提供:(a)、法律意见； (b)、会计服务；(c)、理财服务；或者(d)任何美国联邦或州证券法律规定的 经纪商服务。

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4.	On the premise that the Consultant makes every endeavor to provide services to the Company, the Company understands and agrees that the Consultant's services may not guarantee the final result or impact.

在顾问尽最大努力为公司提供服务前提下，公司理解并同意顾问的服务不能保证 最终结果或影响。

V.	Governing Law And Jurisdiction

适用法律和管辖权

This agreement shall be governed and construed according to the laws of Hong Kong SAR and subject to the jurisdiction of courts in Hong Kong SAR.

本协议按照中华人民共和国香港特别行政区法律规定遵守并执行,受中华人民共 和国香港特别行政区法院管辖。

VI.	The "Consulting Service Agreement** signed by both parties on January 23, 2021 shall be replaced by Supplemental Agreement when this Supplement Agreement is signed by both parties.

本补充协议签署后，双方与2021年1月23日签署的“咨询服务协议”将被此补充协议替代。

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This page is for signature

本页为签字页

ECO-SOLUTIONS INC

Name:LI HENGHANG Position: Chairman of Board

代表人姓名：李恒芳 职务：董事长

签名（Signature）

Party B:

Authorised Sinnaium(s)

Representative Name: Zhu Shike Position: Executive Directo

代表人姓名：朱适可 职务：执行董事

签名(Signature)

For and on behalf of
GENIUSLAND INTERNATIONAL CAPITAL LIMITED

Authorised Signature(s)

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